Exhibit 99.1

iStar Financial Inc.
1114 Avenue of the Americas
New York, NY 10036
News Release	(212) 930-9400

COMPANY CONTACTS	[NYSE: SFI]

Catherine D. Rice	Andrew G. Backman
Chief Financial Officer	Senior Vice President – Investor Relations

iStar Financial Announces Fourth Quarter And Fiscal Year-End 2008 Results

•                  Total revenues were $289.9 million and $1.4 billion for the fourth quarter and fiscal year 2008, respectively.

•                  Company records $252.0 million of loan loss provisions during the quarter versus $411.1 million during the prior quarter.

•                  Adjusted earnings (loss) allocable to common shareholders for the fourth quarter and fiscal year were $12.7 million and ($352.0) million, respectively, or $0.10 and ($2.68) per diluted common share, respectively.

•                  Net income (loss) allocable to common shareholders for the fourth quarter and fiscal year were ($22.6) million and ($234.1) million, respectively, or ($0.18) and ($1.78) per diluted common share, respectively.

NEW YORK – February 26, 2009 – iStar Financial Inc. (NYSE: SFI), a leading publicly traded finance company focused on the commercial real estate industry, today reported results for the fourth quarter and fiscal year ended December 31, 2008.

Fourth Quarter 2008 Results

iStar reported adjusted earnings (loss) allocable to common shareholders for the quarter of $12.7 million or $0.10 per diluted common share, compared with ($36.6) million or ($0.29) per diluted common share for the fourth quarter 2007. Adjusted earnings (loss) represent net income computed in accordance with GAAP, adjusted primarily for preferred dividends, depreciation, depletion, amortization, impairments of goodwill and intangible assets, hedge ineffectiveness and gain (loss) from discontinued operations.

Net income (loss) allocable to common shareholders for the fourth quarter was ($22.6) million, or ($0.18) per diluted common share, compared to ($78.7) million or ($0.62) per diluted common share for the fourth quarter 2007. Please see the financial tables that follow the text of this press release for a detailed reconciliation of adjusted earnings to GAAP net income.

Results for the quarter included $252.0 million of loan loss provisions, $150.0 million of impairments, $323.0 million of gains associated with the early extinguishment of debt and $19.0 million of gains from the sale of seven corporate tenant lease (CTL) assets. Gains on the sale of CTL assets are excluded from adjusted earnings, but included in net income.

Net investment income for the quarter was $435.4 million, compared to $218.5 million for the fourth quarter 2007. The increase is primarily due to gains associated with early extinguishment of debt. Net investment income represents interest income, operating lease income, earnings (loss) from equity method investments and gain (loss) on early extinguishment of debt, less interest expense and operating costs for corporate tenant lease assets.

During the quarter, the Company funded a total of $683.2 million under new and pre-existing commitments and received $730.0 million in gross principal repayments. Of the gross principal repayments, $278.9 million was utilized to pay down the A-participation interest associated with the Fremont portfolio.

The Company’s equity represented 24.2% of total capitalization at quarter end versus 23.4% at the end of the prior quarter. The Company’s leverage, calculated as book debt net of unrestricted cash and cash equivalents, divided by the sum of book equity, accumulated depreciation and loan loss reserves, each as determined in accordance with GAAP, was 3.1x at December 31, 2008 versus 3.3x at September 30, 2008.

The Company’s net finance margin, calculated as the rate of return on assets less the cost of debt, was 2.15% for the quarter. Excluding the impact of the amortization of the Fremont portfolio purchase discount, the Company’s net finance margin was 1.99% for the quarter, versus 2.74% in the prior quarter.

Fiscal Year 2008 Results

Adjusted earnings (loss) allocable to common shareholders for the year ended December 31, 2008, were ($352.0) million or ($2.68) per diluted common share. This compares to $347.8 million or $2.72 per diluted share for the year ended December 31, 2007.

Net income (loss) allocable to common shareholders for the year ended December 31, 2008, was ($234.1) million or ($1.78) per diluted common share, compared to $192.3 million or $1.51 per diluted common share for the year ended December 31, 2007.

Results for fiscal year 2008 included $1.0 billion of loan loss provisions, $334.8 million of impairments, $392.9 of gains associated with the early extinguishment of debt, $64.3 million of gains from sale of 49 CTL assets and $285.1 million of gains from the sale of the Company’s timber investments, net of minority interest.

Net investment income and total revenue were $981.9 million and $1.4 billion, respectively, for the year ended December 31, 2008, versus $686.0 million and $1.4 billion, respectively, for the year ended December 31, 2007.

Capital Markets

The Company is currently working with members of its existing bank group and has received the requisite consents and commitments for a new secured facility and restructuring of its existing bank facilities. The Company expects that, if completed, the principal amount of the new secured facility would be between $700 million and $1.0 billion. The Company currently has commitments of approximately $700 million.

If completed, the new secured facility would mature in June 2012 and would bear interest at a rate of LIBOR + 2.50%. Lenders who participate in the new secured loan would receive collateral security for their outstanding unsecured positions in the Company’s existing unsecured bank lines and the interest on these loans would increase to LIBOR + 1.50%. The new facilities would also provide for additional operating flexibility through the modification of certain financial covenants.

The new secured facility and the restructuring of the existing facilities are currently expected to close in March. However, they are subject to closing conditions including the negotiation of definitive documents. There can be no assurance that these transactions will be completed in this timeframe or at all.

As of December 31, 2008, the Company had $558.1 million of unrestricted cash and available capacity under $3.7 billion in revolving credit facilities versus $877.7 million at the end of the prior quarter. The Company is currently in compliance with all of its bank and bond covenants.

During the quarter, the Company repurchased $635.9 million face amount of its unsecured bonds in open market transactions resulting in a gain of $323.0 million. In addition, the Company repurchased approximately 26.7 million shares of its common stock pursuant to its existing repurchase program.

Risk Management

At December 31, 2008, first mortgages, participations in first mortgages, senior loans and corporate tenant lease investments collectively comprised 91.5% of the Company’s asset base, versus 90.7% in the prior quarter. The Company’s loan portfolio consisted of 79.8% floating rate and 20.2% fixed rate loans, with a weighted average maturity of 2.3 years. Of the Company’s floating rate loans, 62.3% had a weighted average floor of 3.99%.

The weighted average last dollar loan-to-value ratio for all structured finance assets was 75.8%. At quarter end, the Company’s corporate tenant lease assets were 95.2% leased with a weighted average remaining lease term of 11.9 years. At December 31, 2008, the weighted average risk ratings of the Company’s structured finance and corporate tenant lease assets were 3.53 and 2.58, respectively, versus 3.41 and 2.55, respectively, in the prior quarter.

As of December 31, 2008, 68 of the Company’s 357 total loans were on non-performing loan (NPL) status. These loans represent $3.5 billion or 27.5% of total managed loans, compared to 51 loans representing $2.5 billion or 19.4% of total managed loans in the prior quarter. Managed asset and loan values represent iStar’s book value plus the A-participation interest associated with the Fremont portfolio. The Company’s total managed loan value at quarter end was $12.6 billion. The Company’s policy is to stop the accrual of interest on loans placed on NPL status.

During the quarter, the Company sold two NPLs with managed asset value of $18.5 million and reclassified three loans with managed asset value of $71.7 million as other real estate owned (OREO).

At the end of the fourth quarter, the Company had 28 loans on its watch list representing $1.3 billion or 10.1% of total managed loans, compared to 29 loans representing $1.3 billion or 10.2% of total managed loans in the prior quarter. Assets on the Company’s watch list are all performing loans.

At the end of the fourth quarter, the Company had 11 assets classified as OREO with a book value of $242.5 million. During the quarter, the Company took title to three properties that served as collateral on its loans, resulting in $30.7 million of charge-offs against the Company’s reserve for loan losses. All of the loans were previously on NPL status and had a managed asset value of $71.7 million prior to the Company receiving title to the properties. The Company sold two OREO assets during the quarter, generating net proceeds of $61.4 million resulting in non-cash impairments of $3.1 million. In addition, the Company recorded $16.4 million of non-cash impairment charges on five OREO assets.

During the quarter, the Company recorded $109.9 million of non-cash impairment charges associated with five credits in its Corporate Loan and Debt portfolio and its Other Investments.

At December 31, 2008, the Company had $976.8 million in loan loss reserves versus $832.7 million at September 30, 2008, consisting of $177.2 million of general reserves and $799.6 million of asset specific reserves. The provisions reflect the severe deterioration in the overall credit markets and its impact on the portfolio as determined in the Company’s regular quarterly risk ratings review process performed following the end of the quarter.

The Company’s total loss coverage, defined as the combination of loan loss reserves of $976.8 million and remaining unamortized purchase discount from the Fremont acquisition of $55.9 million, was $1.0 billion or 8.2% of total managed loans at the end of the fourth quarter. This compares to total loss coverage of $908.2 million or 7.1% of total managed loans in the prior quarter.

Summary of Fremont Contributions to Quarterly Results

At the end of the fourth quarter, the Fremont portfolio, including additional fundings made during the quarter, had a managed asset value of $4.0 billion consisting of 140 loans versus $4.3 billion consisting of 152 loans at the end of the third quarter 2008.

At the end of the fourth quarter, the value of the A-participation interest in the portfolio was $1.3 billion versus $1.6 billion on September 30, 2008. The book value of iStar’s B-participation interest at the end of the fourth quarter was $2.7 billion versus $2.7 billion on September 30, 2008. During the quarter, iStar received $398.4 million in principal repayments, of which the Company retained 30%. The balance of principal repayments was paid to the A-participation interest. The current weighted average maturity of the Fremont portfolio is eight months.

During the fourth quarter, iStar funded $218.6 million of commitments related to the portfolio. Unfunded commitments at the end of the fourth quarter were $0.7 billion, of which the Company expects to fund approximately $0.4 billion based upon its comprehensive review of the portfolio. This compares to unfunded commitments of $0.9 billion at the end of the prior quarter.

At December 31, 2008, there were 37 Fremont loans on NPL status with a managed asset value of $1.2 billion versus 29 loans at the prior quarter end, with $777.8 million of managed asset value. In addition, there were 18 loans on the Company’s watch list with a managed asset value of $758.6 million versus 14 loans at the prior quarter end, with $578.1 million of managed asset value.

Earnings Guidance and Dividend Expectations

Given the continued uncertainty in the market, the Company will not be providing guidance for fiscal year 2009 at this time.

The Company’s Board of Directors has concluded that the Company has already paid out 100% of its 2008 taxable income. As a result, the Company will not pay a fourth quarter cash dividend on its common shares. For the year, the Company has paid a total of $1.74 per share in common share dividends.

[Financial Tables to Follow]

*                   *                *

iStar Financial Inc. is a leading publicly traded finance company focused on the commercial real estate industry. The Company primarily provides custom-tailored investment capital to high-end private and corporate owners of real estate, including senior and mezzanine real estate debt, senior and mezzanine corporate capital, as well as corporate net lease financing and equity. The Company, which is taxed as a real estate investment trust (“REIT”), seeks to generate attractive risk-adjusted returns on equity to shareholders by providing innovative and value-added financing to its customers.

iStar Financial will hold a quarterly earnings conference call at 10:00 a.m. ET today, February 26, 2009. This conference call will be broadcast live over the Internet and can be accessed by all interested parties through iStar Financial’s website, www.istarfinancial.com, under the “Investor Relations” section. To listen to the live call, please go to the website’s “Investor Relations” section at least 15 minutes prior to the start of the call to register, download and install any necessary audio software. For those who are not available to listen to the live broadcast, a replay will be available shortly after the call on the iStar Financial website.

(Note: Statements in this press release which are not historical fact may be deemed forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Although iStar Financial Inc. believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, the Company can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from iStar Financial Inc.’s expectations include, but are not limited to, completion of pending investments, continued ability to originate new investments, the mix of originations between structured finance and corporate tenant lease assets, repayment levels, the timing of receipt of prepayment penalties, the availability and cost of capital for future investments, competition within the finance and real estate industries, economic conditions, loss experience and other risks detailed from time to time in iStar Financial Inc.’s periodic reports filed with the Securities and Exchange Commission, including the annual reports on Form 10-K and quarterly reports on Form 10-Q.)

Selected Income Statement Data

(In thousands)

(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2008	2007	2008	2007

Net investment income (1)	$435,395	$218,516	$981,880	$685,953
Other income	9,144	20,530	97,851	99,938
Non-interest expense (2)	(477,404)	(315,960)	(1,642,656)	(580,868)
Minority interest in consolidated entities	(78)	514	991	816
Gain on sale of joint venture interest, net of minority interest	—	—	261,659	—
Income (loss) from continuing operations	(32,943)	(76,400)	(300,275)	205,839

Income from discontinued operations	1,455	6,546	15,715	25,287
Gain from discontinued operations, net of minority interest	18,971	9	87,769	7,832
Preferred dividends	(10,580)	(10,580)	(42,320)	(42,320)
Net income (loss) allocable to common shareholders and HPU holders (3)	$(23,097)	$(80,425)	$(239,111)	$196,638

(1)

Includes interest income, operating lease income, earnings (loss) from equity method investments and gain (loss) on early extinguishment of debt, less interest expense and operating costs for corporate tenant lease assets.

(2)	Includes depreciation and amortization, general and administrative expenses, provision for loan losses, impairments and other expense.

(3)	HPU holders are Company employees who purchased high performance common stock units under the Company’s High Performance Unit Program.

Selected Balance Sheet Data

(In thousands)

(unaudited)

	As of	As of
	December 31, 2008	December 31, 2007

Loans and other lending investments, net	$10,586,644	$10,949,354
Corporate tenant lease assets, net	3,044,811	3,309,866
Other investments	447,318	856,609
Total assets	15,296,748	15,848,298
Debt obligations	12,516,023	12,399,558
Total liabilities	12,870,515	12,894,869
Total shareholders’ equity	2,389,380	2,899,481

iStar Financial Inc.
Consolidated Statements of Operations

(In thousands, except per share amounts)

(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2008	2007	2008	2007
REVENUES

Interest income	$199,201	$308,128	$947,661	$998,008
Operating lease income	81,564	81,622	318,600	314,740
Other income	9,144	20,530	97,851	99,938
Total revenues	289,909	410,280	1,364,112	1,412,686

COSTS AND EXPENSES

Interest expense	161,153	186,643	660,284	627,720
Operating costs - corporate tenant lease assets	8,401	7,894	23,575	28,926
Depreciation and amortization	24,734	24,442	97,368	86,223
General and administrative (1)	34,765	36,950	159,096	165,128
Provision for loan losses	252,020	113,000	1,029,322	185,000
Impairment of goodwill	—	—	39,092	—
Impairment of other assets	149,972	144,184	295,738	144,184
Other expense	15,913	(2,616)	22,040	333
Total costs and expenses	646,958	510,497	2,326,515	1,237,514

Income (loss) from continuing operations before other items	(357,049)	(100,217)	(962,403)	175,172
Gain on early extinguishment of debt	323,027	225	392,943	225
Gain on sale of joint venture interest, net of minority interest	—	—	261,659	—
Earnings (loss) from equity method investments	1,157	23,078	6,535	29,626
Minority interest in consolidated entities	(78)	514	991	816
Income (loss) from continuing operations	(32,943)	(76,400)	(300,275)	205,839

Income from discontinued operations	1,455	6,546	15,715	25,287
Gain from discontinued operations, net of minority interest	18,971	9	87,769	7,832
Net income (loss)	(12,517)	(69,845)	(196,791)	238,958
Preferred dividend requirements	(10,580)	(10,580)	(42,320)	(42,320)
Net income (loss) allocable to common shareholders and HPU holders	$(23,097)	$(80,425)	$(239,111)	$196,638

Net income (loss) per common share
Basic	$(0.18)	$(0.62)	$(1.78)	$1.52
Diluted (2)	$(0.18)	$(0.62)	$(1.78)	$1.51

Net income (loss) per HPU share
Basic (3)	$(34.80)	$(116.93)	$(336.33)	$287.93
Diluted (2) (4)	$(34.80)	$(116.47)	$(336.33)	$285.00

(1)

For the three months ended December 31, 2008 and 2007, includes $5,817 and $5,549 of stock-based compensation expense, respectively. For the years ended December 31, 2008 and 2007, includes $23,542 and $17,601 of stock-based compensation expense, respectively.

(2)	For the year ended December 31, 2007, includes the allocable share of $85 joint venture income.

(3)

For the three months ended December 31, 2008 and 2007, ($522) and ($1,754) of net income (loss) is allocable to HPU holders, respectively. For the years ended December 31, 2008 and 2007, ($5,045) and $4,319 of net income (loss) is allocable to HPU holders, respectively.

(4)

For the three months ended December 31, 2008 and 2007, ($522) and ($1,747) of net income (loss) is allocable to HPU holders, respectively. For the years ended December 31, 2008 and 2007, ($5,045) and $4,275 of net income (loss) is allocable to HPU holders, respectively.

iStar Financial Inc.

Earnings Per Share Information

(In thousands, except per share amounts)

(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2008	2007	2008	2007
EPS INFORMATION FOR COMMON SHARES

Income (loss) from continuing operations per common share (1)
Basic	$(0.34)	$(0.67)	$(2.56)	$1.26
Diluted (2)	$(0.34)	$(0.67)	$(2.56)	$1.26

Net income (loss) per common share
Basic	$(0.18)	$(0.62)	$(1.78)	$1.52
Diluted (2)	$(0.18)	$(0.62)	$(1.78)	$1.51

Weighted average common shares outstanding
Basic	122,809	127,267	131,153	126,801
Diluted	122,809	127,798	131,153	127,792

EPS INFORMATION FOR HPU SHARES

Income (loss) from continuing operations per HPU share (1)
Basic	$(65.60)	$(126.46)	$(482.46)	$239.60
Diluted (2)	$(65.60)	$(125.94)	$(482.46)	$237.07

Net income (loss) per HPU share (3)
Basic	$(34.80)	$(116.93)	$(336.33)	$287.93
Diluted (2)	$(34.80)	$(116.47)	$(336.33)	$285.00

Weighted average HPU shares outstanding
Basic and diluted	15	15	15	15

(1)	For the three months ended December 31, 2008 and 2007 excludes preferred dividends of $10,580. For the years ended December 31, 2008 and 2007, excludes preferred dividends of $42,320.

(2)	For the year ended December 31, 2007, includes the allocable share of $85 of joint venture income.

(3)

As more fully explained in the Company’s quarterly SEC filings, three plans of the Company’s HPU program vested in December 2002, December 2003 and December 2004. Each of the respective plans contain 5 HPU shares. Cumulatively, these 15 shares were entitled to ($522) and ($1,754) of net income (loss) for the three months ended December 31, 2008 and 2007, respectively, and ($5,045) and $4,319 of net income (loss) for the years ended December 31, 2008 and 2007, respectively. On a diluted basis, these cumulative 15 shares were entitled to ($522) and ($1,747) of net income (loss) for the three months ended December 31, 2008 and 2007, respectively, and ($5,045) and $4,275 of net income (loss) for the years ended December 31, 2008 and 2007, respectively.

iStar Financial Inc.
Reconciliation of Adjusted Earnings to GAAP Net Income
(In thousands, except per share amounts)
(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2008	2007	2008	2007

ADJUSTED EARNINGS (1)

Net income (loss)	$(12,517)	$(69,845)	$(196,791)	$238,958
Add: Depreciation, depletion and amortization	24,596	28,254	102,745	99,427
Add: Joint venture depreciation, depletion and amortization	1,953	9,834	14,466	40,826
Add: Amortization of deferred financing costs	9,907	8,145	43,800	28,367
Add: Impairment of goodwill and intangible assets	9,069	—	60,618	—
Less: Hedge ineffectiveness, net	9,533	(3,183)	7,427	(239)
Less: Gain from discontinued operations, net of minority interest	(18,971)	(9)	(87,769)	(7,832)
Less: Gain on sale of joint venture interest, net of minority interest	—	—	(261,659)	(1,572)
Less: Preferred dividends	(10,580)	(10,580)	(42,320)	(42,320)

Adjusted earnings (loss) allocable to common shareholders and HPU holders:
Basic	$12,990	$(37,384)	$(359,483)	$355,615
Diluted	$12,992	$(37,384)	$(359,483)	$355,707

Adjusted earnings (loss) per common share:
Basic (2)	$0.10	$(0.29)	$(2.68)	$2.74
Diluted (3)	$0.10	$(0.29)	$(2.68)	$2.72

Weighted average common shares outstanding:
Basic	122,809	127,267	131,153	126,801
Diluted	123,800	127,798	131,153	127,792

Common shares outstanding at end of period:
Basic	105,457	133,929	105,457	133,929
Diluted	105,457	134,465	105,457	134,465

(1)

Adjusted earnings should be examined in conjunction with net income as shown in the Consolidated Statements of Operations. Adjusted earnings should not be considered as an alternative to net income (determined in accordance with GAAP) as an indicator of the Company’s performance, or to cash flows from operating activities (determined in accordance with GAAP) as a measure of the Company’s liquidity, nor is this measure indicative of funds available to fund the Company’s cash needs or available for distribution to shareholders. Rather, adjusted earnings is an additional measure the Company uses to analyze how its business is performing. It should be noted that the Company’s manner of calculating adjusted earnings may differ from the calculations of similarly-titled measures by other companies.

(2)

For the three months ended December 31, 2008 and 2007, excludes $293 and ($816) of net income (loss) allocable to HPU holders, respectively. For the years ended December 31, 2008 and 2007, excludes ($7,461) and $7,799 of net income (loss) allocable to HPU holders, respectively.

(3)

For the three months ended December 31, 2008 and 2007, excludes $291 and ($812) of net income (loss) allocable to HPU holders, respectively. For the years ended December 31, 2008 and 2007, excludes ($7,461) and $7,730 of net income (loss) allocable to HPU holders, respectively.

iStar Financial Inc.
Consolidated Balance Sheets
(In thousands)

	As of December 31, 2008	As of December 31, 2007
	(unaudited)

ASSETS

Loans and other lending investments, net	$10,586,644	$10,949,354
Corporate tenant lease assets, net	3,044,811	3,309,866
Other investments	447,318	856,609
Other real estate owned	242,505	128,558
Assets held for sale	—	74,335
Cash and cash equivalents	496,537	104,507
Restricted cash	155,965	32,977
Accrued interest and operating lease income receivable, net	87,151	121,405
Deferred operating lease income receivable	116,793	102,135
Deferred expenses and other assets, net	114,838	125,274
Goodwill	4,186	43,278
Total assets	$15,296,748	$15,848,298

LIABILITIES AND SHAREHOLDERS’ EQUITY

Accounts payable, accrued expenses and other liabilities	$354,492	$495,311

Debt obligations:
Unsecured senior notes	7,218,160	7,916,853
Unsecured revolving credit facilities	3,281,273	2,681,174
Secured revolving credit facility	306,867	—
Interim financing facility	—	1,289,811
Secured term loans	1,611,650	413,682
Other debt obligations	98,073	98,038
Total liabilities	12,870,515	12,894,869

Minority interest in consolidated entities	36,853	53,948
Shareholders’ equity	2,389,380	2,899,481
Total liabilities and shareholders’ equity	$15,296,748	$15,848,298

iStar Financial Inc.

Supplemental Information

(In thousands)

(unaudited)

PERFORMANCE STATISTICS

Three Months Ended
December 31, 2008
Net Finance Margin

Weighted average GAAP yield of loan and CTL investments	7.44%
Less: Cost of debt	5.29%
Net Finance Margin (1)	2.15%

Net Finance Margin Excluding Amortization of Discount on Fremont Loans	1.99%

Return on Average Common Book Equity

Average total book equity	$2,421,731
Less: Average book value of preferred equity	(506,176)
Average common book equity (A)	$1,915,555

Net income (loss) allocable to common shareholders and HPU holders	$(23,097)
Net income (loss) allocable to common shareholders and HPU holders - Annualized (B)	$(92,388)

Return on Average Common Book Equity (B) / (A)	(4.8)%

Adjusted basic earnings (loss) allocable to common shareholders and HPU holders (2)	$12,990
Adjusted basic earnings (loss) allocable to common shareholders and HPU holders - Annualized (C)	$51,960

Adjusted Return on Average Common Book Equity (C) / (A)	2.7%

Expense Ratio

General and administrative expenses (3) (D)	$34,693
Total revenue (3) (E)	$291,731

Expense Ratio (D) / (E)	11.9%

(1)

Weighted average GAAP yield is the annualized sum of interest income and operating lease income, divided by the sum of average gross corporate tenant lease assets, average loans and other lending investments, average SFAS No. 141 purchase intangibles and average assets held for sale over the period. Cost of debt is the annualized sum of interest expense and operating costs—corporate tenant lease assets, divided by the average gross debt obligations over the period. Operating lease income and operating costs—corporate tenant lease assets exclude SFAS No. 144 adjustments from discontinued operations of $1,822 and $127, respectively. The Company does not consider net finance margin to be a measure of the Company’s liquidity or cash flows. It is one of several measures that management considers to be an indicator of the profitability of its operations.

(2)

Adjusted earnings should be examined in conjunction with net income (loss) as shown in the Consolidated Statements of Operations. Adjusted earnings should not be considered as an alternative to net income (loss) (determined in accordance with GAAP) as an indicator of the Company’s performance, or to cash flows from operating activities (determined in accordance with GAAP) as a measure of the Company’s liquidity, nor is this measure indicative of funds available to fund the Company’s cash needs or available for distribution to shareholders. Rather, adjusted earnings is an additional measure the Company uses to analyze how its business is performing. It should be noted that the Company’s manner of calculating adjusted earnings may differ from the calculations of similarly-titled measures by other companies.

(3)	Total revenue and general and administrative expenses exclude SFAS No. 144 adjustments from discontinued operations of $1,822 and ($72), respectively.

iStar Financial Inc.

Supplemental Information
(In thousands)

(unaudited)

CREDIT STATISTICS

	Three Months Ended
	December 31, 2008
Book debt, net of unrestricted cash (A)	$12,019,486

Book equity	2,389,380
Add: Accumulated depreciation and loan loss reserves	1,456,371
Sum of book equity, accumulated depreciation and loan loss reserves (B)	$3,845,751

Leverage (1) (A) / (B)	3.1	x

Ratio of Earnings (Loss) to Fixed Charges	0.8	x

Ratio of Earnings (Loss) to Fixed Charges and Preferred Stock Dividends	0.8	x

Covenant Calculation of Fixed Charge Coverage Ratio (2)	2.7	x

Interest Coverage

EBITDA (3) (C)	$175,185
GAAP interest expense (D)	161,153

EBITDA / GAAP Interest Expense (3) (C) / (D)	1.1	x

RECONCILIATION OF NET INCOME TO EBITDA (3)

Net income (loss)	$(12,517)
Add: GAAP interest expense	161,153
Add: Depreciation, depletion and amortization	24,596
Add: Joint venture depreciation, depletion and amortization	1,953
EBITDA (3)	$175,185

(1)	Leverage is calculated by dividing book debt net of unrestricted cash by the sum of book equity, accumulated depreciation and loan loss reserves.

(2)

This measure, which is a trailing twelve-month calculation and excludes the effect of impairment charges and other non-cash items, is consistent with covenant calculations included in the Company’s unsecured credit facilities; therefore, we believe it is a useful measure for investors to consider.

(3)

EBITDA should be examined in conjunction with net income (loss) as shown in the Consolidated Statements of Operations. EBITDA should not be considered as an alternative to net income (loss) (determined in accordance with GAAP) as an indicator of the Company’s performance, or to cash flows from operating activities (determined in accordance with GAAP) as a measure of the Company’s liquidity, nor is this measure indicative of funds available to fund the Company’s cash needs or available for distribution to shareholders. It should be noted that the Company’s manner of calculating EBITDA may differ from the calculations of similarly-titled measures by other companies.

iStar Financial Inc.

Supplemental Information

(In thousands)

(unaudited)

FINANCING VOLUME SUMMARY STATISTICS

Three Months Ended December 31, 2008	LOAN ORIGINATIONS
			Total/
		Floating	Weighted	CORPORATE	OTHER
	Fixed Rate	Rate	Average	LEASING	INVESTMENTS
Amount funded	$23,216	$622,458	$645,674	$9,411	$28,152
Weighted average GAAP yield	5.91%	7.37%	7.31%	11.78%	N/A
Weighted average all-in spread/margin (basis points) (1)	568	665	661	N/A	N/A
Weighted average first $ loan-to-value ratio	45.07%	0.86%	2.36%	N/A	N/A
Weighted average last $ loan-to-value ratio	84.39%	75.10%	75.42%	N/A	N/A

UNFUNDED COMMITMENTS

Number of assets with unfunded commitments	194

Discretionary commitments	$163,393
Non-discretionary commitments	2,263,966
Total unfunded commitments	$2,427,359

Estimated weighted average funding period	Approximately 2.1 years

UNENCUMBERED ASSETS / UNSECURED DEBT

Unencumbered assets (A)	$13,540,138
Unsecured debt (B)	$10,612,225

Unencumbered Assets / Unsecured Debt (A) / (B)	1.3	x

RISK MANAGEMENT STATISTICS

(weighted average risk rating)

	2008				2007
	December 31,	September 30,	June 30,	March 31,	December 31,
Structured Finance Assets (principal risk)	3.53	3.41	3.28	3.12	3.07
Corporate Tenant Lease Assets	2.58	2.55	2.55	2.51	2.50

			(1=lowest risk; 5=highest risk)

(1)	Represents spread over base rate LIBOR (floating-rate loans) and interpolated U.S. Treasury rates (fixed-rate loans) during the quarter.

iStar Financial Inc.

Supplemental Information
(In thousands, except per share amounts)

(unaudited)

LOANS AND OTHER LENDING INVESTMENTS CREDIT STATISTICS

	As of
	December 31, 2008		December 31, 2007
Value of non-performing loans (1) /
As a percentage of total managed loans	$3,458,157	27.48%	$1,193,669	8.71%
Reserve for loan losses /
As a percentage of total managed loans	$976,788	7.76%	$217,910	1.59%
As a percentage of non-performing loans (1)		28.25%		18.26%

(1)	Non-performing loans include iStar’s book value and Fremont’s A-participation interest on the associated assets.

iStar Financial Inc.

Supplemental Information

(In millions)

(unaudited)

PORTFOLIO STATISTICS December 31, 2008 (1)

Asset Type
First Mortgages / Senior Loans	$10,670	68.4%
Corporate Tenant Leases	3,597	23.1
Mezzanine / Subordinated Debt	893	5.7
Other Investments	434	2.8
Total	$15,594	100.0%

Property / Collateral Type
Apartment / Residential	$4,244	27.2%
Land	2,359	15.1
Office	1,895	12.1
Industrial / R&D	1,489	9.5
Retail	1,348	8.7
Entertainment / Leisure	967	6.2
Corporate - Real Estate	868	5.6
Hotel	821	5.3
Mixed Use / Mixed Collateral	641	4.1
Other	582	3.7
Corporate - Non-Real Estate	380	2.5
Total	$15,594	100.0%

Geography
West	$3,581	23.0%
Northeast	2,843	18.2
Southeast	2,659	17.1
Mid-Atlantic	1,672	10.7
Central	927	6.0
Southwest	923	5.9
Various	892	5.7
International	797	5.1
South	515	3.3
Northcentral	435	2.8
Northwest	350	2.2
Total	$15,594	100.0%

(1)	Figures presented prior to loan loss reserves, accumulated depreciation and impact of Statement of Financial Accounting Standards No. 141, “Business Combinations.”